EXHIBIT 10.16

September 2, 2009

Mr. Robert Todd DeYoung

100 E Center Avenue

Lake Bluff, IL, 60044

Dear Todd,

I am pleased to extend this offer to you, contingent on the successful completion of a background check and subject to formal appointment by the Company’s Board of Directors, for the position of Senior Vice President Corporate Marketing and Chief Marketing Officer with Career Education Corporation (“CEC” or the “Company”) based in Hoffman Estates, IL. Your tentative start date will be September 14, 2009. Your position will report directly to the CEO, Gary McCullough, and you will be a member of the Executive Leadership Team (ELT).

Following are details of your compensation package:

1.	Your starting base salary will be $30,833.34 per month (which equates to an annual salary of $370,000). Your base salary will be reviewed on an annual basis.

2.	You will be eligible to participate in the 2009 Management Annual Incentive Award Program in accordance with the terms and conditions of the Plan. In 2009, your bonus will be guaranteed at 70% of your 2009 eligible earned wages. In 2010, your target bonus will be 70% of your eligible earned wages. As with all ELT members, compensation must be approved annually by the Compensation Committee of the Board of Directors and is subject to the terms and conditions of the applicable award plan to be approved by the Compensation Committee of the Board of Directors.

3.	You will be eligible to participate in the benefit programs available to our employees as soon as you meet the eligibility requirement of each plan. Eligibility for benefits occurs on the first of the month following 30 days of employment. You will also be eligible for any additional benefits offered to ELT members including the Exec-u-care program offering enhanced medical care.

4.	You will receive 20 vacation days per year which will be prorated in 2009 based on your start date.

5.	You will be eligible to receive long-term incentive compensation as a participant in CEC’s 2008 Incentive Compensation Plan; accordingly, the Company will grant you the equivalent of $525,000 of equity during the normal grant cycle in early 2010, using the valuation methodology applicable to similarly situated plan participants. The vehicle for the equity grant will be determined by the Compensation Committee of the Board of Directors in early 2010. By way of example, in 2009, the equity granted to member of the ELT was granted in the form of 60% options, 20% time and performance-based restricted shares and 20% time-based restricted shares. Participation in the Long-Term Incentive Plan and award amounts granted there under are subject to approval annually by the Compensation Committee of the Board of Directors.

6.

Should your employment with CEC be terminated without cause (as defined in the CEC 2008 Incentive Compensation Plan) or voluntarily for good reason (as defined in the CEC Severance Plan for Executive-Level Employees) during your first year of employment you will be eligible for a severance payment equal to 52 weeks of base pay; you will also be eligible for a lump-sum payment of your pro-rated bonus earned during the year of termination calculated in accordance with the method for determining bonuses for other similarly situated employed and paid at the time and in accordance with normal procedures, typically in March of the following year; these payments will be dependent upon your execution and non-revocation of a complete release of all claims, in such form as provided by the Company. The payments, other than the pro-rated bonus payment, described in the previous sentence shall (a) only be made if your termination of employment also constitutes a “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)), (b) be paid in a lump-sum on the 60th day following your termination of employment, and (c) to the extent you are a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and determined pursuant to CEC’s regular procedures for identifying specified employees) at the time of your termination of employment, be delayed until the six (6) month anniversary of your termination of employment. Commencing with the 366th day of employment following your start date, any severance payment for which you may be eligible will be paid in accordance with the CEC Severance Plan for Executive-Level Employees.

7.	As a condition of employment, you will be required to execute an agreement which contains, among other things, a twelve (12) month post-termination non-compete and non-solicitation provisions(s) in such form as provided by the Company.

8.	This letter contains all agreements, and supersedes all other prior agreements, verbal and written, pertaining to your employment with CEC. Employment at the Company is at-will and may be terminated at the will of either you or the Company.

Todd, we are excited about you joining Career Education Corporation. As discussed, our company is at a pivotal point in its history and we believe you have the skills and experience to help us make a positive difference.

Sincerely,

Colon S. McLean

Senior Vice President Chief and Human Resources Officer

Career Education Corporation

Accepted and Agreed to:

/s/ Robert Todd DeYoung Robert Todd DeYoung	09/04/2009 Date